Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

TRITON PCS LICENSE COMPANY, INC.

ARTICLE I

The name of the Corporation shall be Triton PCS License Company, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

The incorporator of the Corporation is Ralph J. Mauro and his mailing address is c/o Kleinbard, Bell & Brocker, 1900 Market Street, Suite 700, Philadelphia, PA 19103.

ARTICLE VI

Election of Directors need not be by written ballot.

ARTICLE VII

7.1 Indemnification. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (a “Proceeding”), whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such Proceeding. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article VII.

7.2 Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the GCL, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

7.3 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.4 Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such person, and in either case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.

7.5 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII, the Bylaws or under Section 145 of the GCL or any other provision of law.

7.6 Contract Rights; No Repeal. The provisions of this Article VII shall be a contract between the Corporation, on the one hand, and each Director and officer who services in such capacity at any time while this Article VII is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other person intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or, heretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

7.7 Enforceability; Burden of Proof. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

7.8 Service at the Request of the Corporation. Any Director or officer of the Corporation serving any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

7.9 Right to be Covered by Applicable Law. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE VIII

No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision does not eliminate the liability of the Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a Director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability or any Director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such Director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of Directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 2nd day of October, 1997.

/s/ Ralph J. Mauro
Ralph J. Mauro, Incorporator

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

TRITON PCS LICENSE COMPANY, INC.

TRITON PCS LICENSE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Triton PCS License Company, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing Article FIRST thereof, so that, as amended the said Article shall be and read as follows:

ARTICLE I

The name of the Corporation shall be Triton PCS, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation, by unanimous written consent, voted the necessary number of shares as required by statute in favor of the amendment.

THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 19th day of December, 1997.

TRITON PCS LICENSE COMPANY, INC.

By:	/s/ David D. Clark
David D. Clark, Senior Vice President

2

COMMONWEALTH OF PENNSYLVANIA	:	SS.
:
COUNTY OF PHILADELPHIA	:

On this 19th day of December, 1997 before me the undersigned officer, personally appeared David D. Clark, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument, and acknowledged that he executed it for the purposes therein contained.

Witness my hand and official seal the day and year aforesaid.

/s/ Vincenza J. Tribuiani
Notary Public
My Commission Expires:

3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Triton PCS, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ First” so that, as amended, said Article shall be and read as follows: The name of the Corporation shall be SunCom Wireless PCS, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of January, 2005.

By:	/s/ David D. Clark
Authorized Officer
Title:	EVP & CFO
Name:	David D. Clark
Print or Type

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

SUNCOM WIRELESS PCS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is SUNCOM WIRELESS PCS, INC.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article[s] FIRST thereof and by substituting in lieu of said Article[s] the following new Article[s]:

“The name of the limited liability company is SunCom Wireless, Inc.

3. The amendment[s] of the certificate of incorporation herein certified has [have] been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on February 10, 2005

/s/ David D. Clark
David D. Clark, Executive Vice President and CFO

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is SunCom Wireless, Inc.

2.	That a Certificate of the Amendment of Certificate of Incorporation was filed by the Secretary of State of Delaware on February 10, 2005 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected as follows:

Item 2 states the incorrect entity type being corrected.

4.	Article I of the Certificate is corrected to read as follows:

The name of the Corporation shall be SunCom Wireless, Inc.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Michael E. Kalogris, an Authorized Officer, this 25th Day of March, A.D. 2005.

By:	/s/ Michael E. Kalogris
Name:	Michael E. Kalogris
Title:	Chief Executive Officer